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                                                                  EXHIBIT 3.1(b)

                           CERTIFICATE OF AMENDMENT TO
                      RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                                IDEX CORPORATION,
                             a Delaware corporation

IDEX Corporation (the "Corporation"), a corporation organized and existing under the General Corporation Law of the State of Delaware (the "General Corporation Law") does hereby certify:

1. That the Board of Directors of the Corporation duly adopted a resolution approving, authorizing and adopting the amendment to the Restated Certificate of Incorporation of IDEX Corporation (the "Restated Certificate of Incorporation") as set forth below in this Certificate of Amendment to Restated Certificate of Incorporation of IDEX Corporation (the "Certificate of Amendment"), declaring it advisable and in the best interests of the Corporation and its stockholders.

2. That the holders of a majority in voting power of the issued and outstanding stock of the Corporation entitled to vote thereon and a majority in voting power of the Corporation's common stock voted in favor of the adoption of the amendment to the Restated Certificate of Incorporation as set forth in this Certificate of Amendment.

3. That the first paragraph of Article IV of the Restated Certificate of Incorporation is hereby amended to read in its entirety as follows:

            "The total number of shares of all classes of stock which the Corporation shall have the authority to issue is 155,000,000 shares, consisting of 5,000,000 shares of preferred stock, par value $.01 per share (the "Preferred Stock") and 150,000,000 shares of common stock, par value $.01 per share (the "Common Stock")."

4. That this Certificate Amendment was duly adopted in accordance with the applicable provisions of Section 242 of the General Corporation Law.

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            IN WITNESS WHEREOF, IDEX Corporation has caused this Certificate of
Amendment to Restated Certificate of Incorporation of IDEX Corporation to be executed by the following authorized officer of said corporation on this ___ day of March, 2005.

                                    IDEX CORPORATION, a Delaware corporation

                                    __________________________________________

                                    Dominic A. Romeo,
                                    Vice President and Chief Financial Officer

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